Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

 FRANKLIN COVEY ANNOUNCES CONTINUED FAVORABLE
BUSINESS MOMENTUM

~Pipeline of Booked Days and Awarded Revenue Exceeds the
Prior Year Level for the Fourth Consecutive Quarter~

Salt Lake City, Utah – September 26, 2011 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, is pleased to announce that, consistent with each of the previous three quarters, the Company’s pipeline of booked days and awarded revenue increased at the end of the fourth quarter of fiscal 2011 compared to the prior year.  As of August 31, 2011, the Company increased this key metric by approximately $4.5 million, or 18%, compared to the prior year.  The pipeline of booked days and awarded revenue captures the momentum for the Company’s direct offices and national account practices in the U.S. and Canada and excludes other sales channels and facilitator revenue.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey commented, “We continue to be encouraged by our strong business momentum and are looking forward to reporting the operating results for our fourth quarter and fiscal year 2011.  We are pleased to report that we have been able to continue the positive booking momentum that we experienced during the first three quarters into the fourth quarter, leaving us with a pipeline of business that considerably outpaces our pipeline at this point last year.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring activities; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release, except as required as law.

About Franklin Covey Company
Franklin Covey Co. (NYSE: FC) is the global consulting and training leader in the areas of strategy execution, leadership, customer loyalty, sales performance, school transformation and individual effectiveness. Over Franklin Covey's history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has 42 offices providing professional services in 155 countries. For more information, visit www.franklincovey.com.

Investor Contact:			Media Contact:
Franklin Covey Co. Steve Young 801-817-1776 investor.relations@franklincovey.com	or	John Evans 415-309-0230 johnclay7@gmail.com	Franklin Covey Co. Debra Lund 801-817-6440 Debra.Lund@franklincovey.com